Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-187885,) and Form S-8 (Nos. 333-178630, 333-27429, 333-125264) of Associated Estates Realty Corporation of our report dated January 28, 2014 relating to the statement of revenues and certain operating expenses of The Apartments at Blakeney, which appears in this Current Report on Form 8‑K of Associated Estates Realty Corporation dated November 19, 2013.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
January 28, 2014